THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS
Earnings from continuing operations up 16%; company reports gain on sale of limited-service lodging division

Milwaukee, Wis., December 16, 2004..... The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 25, 2004.

Total revenues for the second quarter of fiscal 2005 were $62,135,000, compared to revenues of $62,485,000 for the second quarter of the prior year. Earnings from continuing operations rose 15.6% to $4,417,000 or $0.14 per diluted share for the second quarter of fiscal 2005, from earnings from continuing operations of $3,821,000 or $0.13 per diluted share for the comparable quarter of the prior year. Net earnings, which include a net gain of $67.2 million or $2.20 per diluted share from discontinued operations, were $71,588,000 or $2.34 per diluted share for the second quarter of fiscal 2005, compared to net earnings of $4,803,000 or $0.16 per diluted share for the second quarter of fiscal 2004. Continuing operations include The Marcus Corporation’s theatre and hotels and resorts divisions. The company’s former limited-service lodging division and the Miramonte Resort in Indian Wells, Calif., have been classified as discontinued operations in accordance with current accounting pronouncements and prior year results have been restated to conform to the current presentation. The Miramonte Resort was sold subsequent to the end of the second quarter on December 1, 2004.

For the first half of fiscal 2005, total revenues were $149,474,000, a 2.6% increase from revenues of $145,640,000 for the first half of fiscal 2004. Earnings from continuing operations were $15,603,000 or $0.52 per diluted share for the first half of fiscal 2005, a 21.3% increase from earnings from continuing operations of $12,867,000 or $0.43 per diluted share for the same period in the prior fiscal year. Net earnings were $89,733,000 or $2.96 per diluted share for the first half of fiscal 2005, compared to net earnings of $17,748,000 or $0.60 per diluted share for the first half of the prior fiscal year.

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“The performance of Marcus Hotels and Resorts continued to improve in the second quarter, helping to offset the impact of an overall weak slate of movies and a strong prior year comparison on the results of Marcus Theatres®,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation. “We are pleased with the increase in earnings from continuing operations in the second quarter. In addition, we reported a significant gain on the sale of our former limited-service lodging division.”

Marcus Hotels and Resorts achieved increases in both revenues and operating income in the second quarter, with improved occupancy contributing to a 2.1% increase in revenue per available room (RevPAR) for the quarter, including the Miramonte. “Strong food and beverage sales and continued improvement in business travel drove the division’s solid second quarter performance. We continue to be encouraged by the steady improvement in the lodging industry and the pace of advance bookings,” said Marcus.

Marcus noted that the division currently has two major projects underway, with a third scheduled to begin in the near future. The division is co-developing the Platinum Suite Hotel & Spa, a luxury condominium hotel located just off the Las Vegas Strip, and construction is continuing on the division’s new hotel in downtown Chicago. In addition, the division will be participating in an extensive public/private renovation and restoration of the Skirvin Hotel in Oklahoma City.

On December 1, 2004, Marcus Hotels and Resorts completed the previously announced sale of the Miramonte Resort in Indian Wells, Calif., for $28.7 million in cash. Marcus said the company expects to report a pre-tax gain on the sale in excess of $5 million in its fiscal third quarter.

Marcus Theatres reported lower revenues and operating income in the second quarter. “Overall, the slate of movies in the second quarter was not as strong as in the prior year, particularly during September and October,” said Marcus. “The good news is that the top grossing movies for the quarter were two animated films, The Incredibles and Shark Tale. Strong family fare is always good for our concession business, which lessened the impact of the reduced box office revenues.”

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“The second quarter ended on a high note, with a strong week leading into the Thanksgiving holiday weekend,” said Marcus. “To date, our holiday season has benefited from films including National Treasure, The Polar Express and last week’s strong opening of Ocean’s 12. Other potential hit movies that will be released in the next two weeks include Lemony Snicket’s A Series of Unfortunate Events, Meet the Fockers and The Aviator. However, we don’t expect any single movie to dominate like last year’s blockbuster Lord of the Rings: The Return of the King, making comparisons to last year’s strong third quarter difficult.”

The division opened three new screens at its existing theatre in La Crosse, Wis. in the second quarter, and three additional screens will open December 22 at its theatre in Oshkosh, Wis. In the last four months, Marcus Theatres has announced plans for three new theatres. The company will build a 16-screen theatre near Racine in Sturtevant, Wis., a 14-screen facility in Green Bay and an eight-screen theatre in East Troy, Wis. Construction is continuing on a new 12-screen theatre in Saukville, Wis. that is expected to open in early 2005. In addition, the division opened its fifth 75-foot-wide UltraScreen® in Columbus, Ohio, during the second quarter, and a sixth UltraScreen is under construction in the Twin Cities area.

“We are also making good progress on our Project 2010 remodeling program. This is a major effort that will further improve 28 of our facilities with enhanced art deco facades, luxurious design packages and remodeled lobbies, vestibules and concession areas, including the addition of self-serve soft drinks. The Project 2010 makeover has been completed at six theatres and remodeling is currently underway or nearly finished at theatres in New Berlin, La Crosse and Green Bay, Wis., and in Addison, Ill.,” said Marcus.

The Marcus Corporation’s second quarter results include an after-tax gain of $71.0 million on the sale of its limited-service lodging division, which was sold on September 3, 2004, offset slightly by an operating loss on the discontinued operations. “We operated the limited-service lodging division for the first week of the second quarter. The operating loss from discontinued operations includes costs associated with exiting this business, as well as operating losses from our now-sold Miramonte Resort,” said Marcus. He added that approximately $40 million in proceeds from the sale of the limited-service lodging division remain in escrow pending the completion of additional customary transfer requirements. Additional gains will be recorded in future quarters as these escrow proceeds are released.

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Marcus said the company’s management team is continuing to evaluate the potential uses of the proceeds from the sale of the limited-service lodging division. “We are committed to growing our Marcus Theatres and Marcus Hotels and Resorts divisions. We will also consider other opportunities and potential uses of the proceeds,” said Marcus.

Marcus Corporation management will host a conference call today, December 16, 2004, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 23, 2004 by dialing 1-888-203-1112 and entering the passcode 117529. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 488 screens at 44 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 10 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,”“anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 25, 2004	Nov. 27, 2003	Nov. 25, 2004	Nov. 27, 2003
Revenues:
Rooms and telephone	$14,769	$14,787	$33,386	$32,921
Theatre admissions	19,457	21,250	51,573	51,211
Theatre concessions	9,381	9,596	24,352	23,449
Food and beverage	9,759	9,000	19,650	18,505
Other revenues	8,769	7,852	20,513	19,554

Total revenues	62,135	62,485	149,474	145,640
Costs and expenses:
Rooms and telephone	5,755	5,543	11,776	11,573
Theatre operations	15,696	16,422	39,950	39,484
Theatre concessions	2,075	2,111	5,299	5,193
Food and beverage	7,170	6,812	14,489	13,667
Advertising and marketing	3,992	3,675	8,219	7,974
Administrative	6,250	6,211	12,917	12,608
Depreciation and amortization	6,041	6,154	12,189	12,334
Rent	493	525	964	981
Property taxes	2,021	1,621	4,052	3,794
Pre-opening expenses	126	4	175	97
Other operating expenses	4,761	4,968	10,632	10,505

Total costs and expenses	54,380	54,046	120,662	118,210

Operating income	7,755	8,439	28,812	27,430
Other income (expense):
Investment income	1,473	511	1,819	1,051
Interest expense	(3,780)	(3,945)	(7,659)	(8,419)
Gain on disposition of property, equipment
and investments in joint ventures	1,266	1,373	2,232	1,387

	(1,041)	(2,061)	(3,608)	(5,981)

Earnings from continuing operations before
income taxes	6,714	6,378	25,204	21,449
Income taxes	2,297	2,557	9,601	8,582

Earnings from continuing operations	4,417	3,821	15,603	12,867
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(3,786)	982	3,173	4,881
Gain on sale of discontinued operations,
net of income taxes	70,957	--	70,957	--

	67,171	982	74,130	4,881

Net earnings	$71,588	$4,803	$89,733	$17,748

Earnings per share - basic:
Continuing operations	$0.15	$0.13	$0.52	$0.43
Discontinued operations	2.23	0.03	2.47	0.17

Net earnings per share	$2.38	$0.16	$2.99	$0.60

Earnings per share - diluted:
Continuing operations	$0.14	$0.13	$0.52	$0.43
Discontinued operations	2.20	0.03	2.44	0.17

Net earnings per share	$2.34	$0.16	$2.96	$0.60

Weighted average shares outstanding:
Basic	30,093	29,585	29,972	29,535
Diluted	30,559	29,784	30,358	29,709

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) November 25, 2004	(Audited) May 27, 2004
Assets:
Cash and cash equivalents	$195,633	$9,366
Accounts and notes receivable	12,623	10,408
Real estate and development costs	5,482	6,438
Other current assets	130,718	5,677
Assets of discontinued operations	54,665	290,096
Property and equipment - net	380,120	373,617
Other assets	48,929	49,267

Total Assets	$828,170	$744,869

Liabilities and Shareholders' Equity:
Accounts and notes payable	$13,164	$16,885
Income taxes	26,457	1,311
Taxes other than income taxes	8,915	8,113
Other current liabilities	16,109	18,056
Current maturities of long-term debt	24,549	25,738
Liabilities of discontinued operations	38,064	39,668
Long-term debt	182,415	207,282
Deferred income taxes	17,142	18,714
Deferred compensation and other	16,127	15,379
Shareholders' equity	485,228	393,723

Total Liabilities and Shareholders' Equity	$828,170	$744,869

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended Nov. 25, 2004
Revenues	$30,292	$31,405	$438	$62,135	$4,522	$66,657
Operating income (loss)	5,826	3,950	(2,021)	7,755	(6,209)	1,546
Depreciation and amortization	2,937	2,706	398	6,041	474	6,515
13 Weeks Ended Nov. 27, 2003
Revenues	$32,372	$29,838	$275	$62,485	$32,163	$94,648
Operating income (loss)	7,160	3,583	(2,304)	8,439	2,298	10,737
Depreciation and amortization	2,857	2,920	377	6,154	5,181	11,335
26 Weeks Ended Nov. 25, 2004
Revenues	$79,339	$69,378	$757	$149,474	$46,144	$195,618
Operating income (loss)	19,905	12,551	(3,644)	28,812	5,378	34,190
Depreciation and amortization	5,856	5,538	795	12,189	3,731	15,920
26 Weeks Ended Nov. 27, 2003
Revenues	$78,490	$66,592	$558	$145,640	$69,803	$215,443
Operating income (loss)	19,859	11,691	(4,120)	27,430	8,948	36,378
Depreciation and amortization	5,766	5,824	744	12,334	10,310	22,644

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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